Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, CEO and President
April 30, 2009

Thank you James, and good morning.

The first quarter was challenging for our company. Our overall financial results were good considering the difficulties associated with the economic environment. Most of our customers have reduced their capital spending programs until they get a better sense of the economy’s direction. Our businesses with small order backlogs decreased their shipments in the first quarter. Our railcar manufacturing and construction products businesses fit into this category.

Our Rail Group’s revenues decreased 50% over last year’s first quarter. As a result, our railcar manufacturing businesses continued to reduce and consolidate their operations. Our Rail Group continues to reduce their shipments as they work off their order backlogs and align their production with lower market demand levels.

I was not pleased with our Construction Products Group’s financial performance during the first quarter. It was affected by the economic slowdown and some abnormally high material costs that this group carried over from last fall. We worked off the higher material costs in our first quarter shipments and this should not be a factor in the future. We are hopeful our highway products related businesses will benefit from the infrastructure portion of the economic stimulus bill. Until that occurs or the economy improves, we expect these businesses to have lower than normal business activity and profitability.

Our businesses with large backlogs were able to maintain their momentum. This applies to our barge and structural wind towers businesses. The diversification created by our barge, structural wind towers and leasing businesses helped compensate for the decrease in earnings in our Rail and Construction Products segments.

Our barge group produced record operating profits and performed very well during the first quarter. We had a great deal of positive momentum in this business during 2008 that continued into the lst quarter. The size of our barge backlog is allowing our barge business to operate at a high level of productivity. We continue to pursue customers for orders that will extend our production continuity into 2010. We expect our level of profitability to decrease in the barge business as we progress through the year. Bill will provide our margin projections during his comments.

Our energy equipment segment generated profit comparable to the first quarter of 2008. Our large order backlog for structural wind towers allowed us to maintain stable production. The demand for wind towers has tracked with the economic decline. We expect orders for structural wind towers to improve when the North American wind energy industry begins its next stage of growth. It is difficult to precisely determine when the demand for wind towers will return. We are taking a conservative position in our planning for this business. We are assuming the recovery will not occur until the first half of 2010. In the short term we remain highly focused on productivity and cost reduction initiatives as we produce towers from our large backlog of orders.

Our railcar leasing company also generated very solid earnings for the quarter. The downturn in the economy coupled with a surplus of idled railcars, has caused us to remain very fluid in respect to the growth of our lease fleet. We will respond appropriately as the market changes. Steve will provide more information on TrinityRail during his comments.

At this point, Trinity as a whole is weathering the economic downturn better than we did during the last down cycle in 2001. The strategic investments we made during the past few years have proven sound. Our multi-industry portfolio of businesses is more diversified, our liquidity is stronger and we are able to leverage our cost-effective, manufacturing platforms. We are hopeful that the government’s stimulus initiatives will begin to positively impact the infrastructure related industries we compete in.

For the duration of the downturn, our goal is to maintain as much of the momentum as possible that we established during the last few years as we focus on initiatives to enhance our balance sheet and aggressively pursue orders. We are continually searching for ways to build strength during the down cycle. We are identifying opportunities to improve our businesses’ competitive positions by utilizing the resources we have as a company. We will continue to monitor and review a variety of growth opportunities. We are very experienced at successfully navigating through an economic downturn. The diversification of our multi-industry platform and our liquidity are providing us with time to plan. We have launched a variety of initiatives to strengthen our financial position. James mentioned a few of these initiatives in his report and we still have several on the horizon.

In addition, we are taking action to reduce our costs. This includes idling some factories, reducing staffing throughout our company and other normal cost reduction initiatives. As we right-size our businesses, we know we are making decisions that affect the lives of our employees and their families, and we don’t take it lightly.

Our performance during the first quarter reflects the talents and hard work of our people; the diversification of our businesses; our emphasis on highly efficient manufacturing; and the strength of our market leadership positions.

In a rapidly changing business climate like the one we are experiencing today, it is extremely difficult to establish firm forecasts. In light of this, we are evaluating business conditions daily and making decisions on a month to month basis. We are a very flexible company and will continue to shift and direct our resources with the demands of our markets. We have proven our ability to strengthen our company’s competitive position regardless of where we are in the business cycle. I expect this trend to continue.

I will now turn it over to Steve Menzies for his comments.